Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust

Announces Series A Preferred Stock Dividend

New York, December 20, 2019 – Healthcare Trust, Inc. (Nasdaq: HTIA) (“HTI”) announced today that it intends to pay dividends on a quarterly basis on its 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.84375 per share or $0.4609375 per share on a quarterly basis. Dividends on the Series A Preferred Stock are payable in arrears to Series A Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day). January 15, 2020 is the first quarterly payment date since the Series A Preferred Stock was originally issued and represents an accrual of less than a full quarter, covering the period from December 11, 2019 to December 31, 2019.

Accordingly, HTI declared a dividend of $0.10755208 per share of Series A Preferred Stock payable on January 15, 2020 to Series A Preferred Stock holders of record at the close of business on January 3, 2020.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. (Nasdaq: HTIA) is a publicly registered real estate investment trust focused on acquiring a diversified portfolio of healthcare real estate, with an emphasis on seniors housing and medical office buildings, located in the United States. Additional information about HTI can be found on its website at www.healthcaretrustinc.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of HTI’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 14, 2019 and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in HTI’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

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